This Letter of Intent, dated and effective as of the date that all parties hereto have signed below, ("LOI") is made by Capstone Companies, Inc., a Florida corporation, ("CAP") and eBliss Global, Inc., a Delaware corporation, ("EBI"). CAP and EBI may also be referred to individually as a "Party" and collectively as the "Parties".

Background

A. EBI and CAP wish to enter into formal, confidential negotiations regarding the possible acquisition of all the outstanding shares of EBI capital stock through a business combination that is intended to be a tax-free stock-for-stock reorganization (or similar transaction intended to qualify under Internal Revenue Code Section 351) ("BC") and subject to a definitive and mutually acceptable written business combination agreement ("BCA").

B. Upon signing of this LOI, the Parties shall enter into formal, private and confidential negotiations for a possible BCA, commence a mutual, customary due diligence review and undertake the other obligations and actions in accordance with the terms and conditions of this LOI.

C. The Parties believe that this LOI is necessary for the Parties to focus on exploring, and in determining the feasibility of, of a definitive, mutually acceptable BC.

Intending to be legally bound, the Parties hereby agree as follows:

1. Consideration. This LOI is intended to confirm the respective interest of the Parties in engaging in formal, private, confidential and exclusive negotiations to determine the feasibility of, and terms and conditions of, a possible BCA or similar agreement.

2. Timing. Parties will, promptly after the execution of this LOI by the Parties, commence (a) formal, confidential and exclusive negotiations for the terms and conditions of BCA that contemplates a tax-free stock-for-stock reorganization (or similar transaction intended to qualify under Internal Revenue Code Section 351) (the "Negotiations"), (b) mutual, customary due diligence review (including legal and tax due diligence) ("Due Diligence"), (c) determining the engagement terms for required audit work by a Public Company Accounting Oversight Board ("PCAOB") registered audit firm ("Engagement Work"), and (d) joint exploration and pursuit of possible third party commitments for funding of the transaction costs of a BC and the working capital for EBI and CAP (the "Funding Commitments").

3. Exclusivity and No Shop. From the date on which the Parties have signed this LOI until 7:00 p.m., local Miami, Florida time, on July 31, 2026 ("Exclusivity Period"), and in order to allow the Parties the necessary time to conduct the Negotiations, Due Diligence, and Engagement Work and to explore feasibility of Funding Commitments, each Party agrees that it shall not, nor shall it authorize or permit any of its officers, directors, employees, agents or other affiliates (collectively, "Affiliates"), or any of the Party's investment bankers, attorneys or other advisors or representatives (collectively, "Representatives") to (a) solicit or initiate, or knowingly encourage or facilitate, directly or indirectly, the submission of any proposal related to the acquisition of the Party or substantially all of the Party's assets (including intellectual property) or business, whether directly or indirectly, through stock purchase, asset purchase, merger, consolidation, other business combination, proxy fight, change of board of directors, or otherwise (an "Acquisition Proposal") by any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, governmental entity, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the other Party or any of its subsidiaries, (a "Third Party"), (b) directly or indirectly participate in discussions or negotiations (other than to indicate that the Party is not presently in a position to engage or to continue to engage in such discussions or negotiations) regarding, or furnish to any Third Party information with respect to, or facilitate the making of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or (c) enter into any agreement with respect to any Acquisition Proposal with any Third Party. In addition, each Party shall notify the other Party during the Exclusivity Period of any contact between the Party or any affiliate or Representative, and any Third Party, regarding any inquiry or proposal within forty eight (48) hours of the Company's or Affiliates' or Representative's receipt or awareness thereof, and shall provide (x) the material terms of such Acquisition

Proposal (including the identity of the Third Party proposing the Acquisition Proposal), and (y) a copy of such Acquisition Proposal to the other Party if such proposal is in writing (including any email or facsimile thereof). Each Party represents to the other Party that the Party has not entered into any legally binding agreement or commitment with a Third Party concerning an Acquisition Proposal or that would bar or hinder a Party from performing its obligations under this LOI.

4. Confidentiality. (a) The Negotiations, the Due Diligence, and Funding Commitments and all other communications and information and documents exchanged under, as part of or in furtherance thereof, are "Confidential Information" as defined in the November 17, 2025, Non-Disclosure and Confidentiality Agreement between the Parties ("NDA")), which definition is amended and expanded by this LOI to include all disclosures of non-public information and document under or in furtherance of this LOI and all actions taken hereunder.

(b) Public Disclosure Exception. Notwithstanding any provision in this LOI or the NDA, the confidentially restrictions in this LOI or NDA shall not bar or hinder CAP from making any public disclosures of Confidential Information or other information or documents disclosed or received under or in furtherance of this LOI if the public disclosure is required under federal or applicable state securities laws or regulations and the necessity of the public disclosure requirement is supported by guidance from CAP's legal counsel. CAP will endeavor to provide EBI with advance notice of any such public disclosure obligation prior to the public disclosure thereof, but EBI's consent or review is not required for any required public disclosure by CAP under this Section 4(b). The signed LOI will require public disclosure in a Current Report on Form 8-K to be filed by CAP with the U.S. Securities and Exchange Commission or "SEC", which document is a public document.

5. Access. During the Exclusivity Period, each Party shall cooperate with the other Party in the conduct of a usual and customary due diligence review, including affording the other Party and its Affiliates and Representatives with full and prompt access to (a) the Party and its Affiliates for answering questions and entertaining document and information requests, (b) the Party's contracts, books and records, and (c) all other relevant information, files and documents reasonably necessary to a usual and customary acquisition due diligence review, except and to the extent any such disclosure or responses are prohibited by a confidentiality or other legal impediment that existed prior to May 13, 2026, and is identified in Schedule 5 hereto.

6. Term, Termination. (a) Term. This LOI shall expire upon the expiration of the Exclusivity Period, unless terminated sooner in accordance with Section 6(b) below. Further, the confidentiality obligations under Section 4 above and the NDA shall continue to apply all Confidential Information disclosed or exchanged under, in furtherance of or based upon this LOI or any actions taken hereunder.

(b) Termination. A Party may terminate this LOI prior the expiration of the Exclusivity Period without cause and upon thirty five (35) days' prior written notice to the other Party. Termination of this LOI in accordance with this Section 6(b) shall not terminate each Party's obligations under Section 4 above or the NDA.

7. Expenses, Fees. (a) Expenses. Each Party will pay and be solely liable for all expenses that it incurs in or because of (i) drafting, review, editing, signing and performing this LOI, (ii) Due Diligence, (iii) Finance Commitments, (iv) Engagement Work, (v) Negotiations; or (vi) any other actions, transactions, or obligations made in furtherance or under this LOI. Each Party accepts the loss of, and risk of loss of, all business opportunities, revenues, or appreciation of any assets or business value caused by entering into and performing this LOI.

(b) Neither Party will be liable for any break-up or termination fee under this LOI or otherwise, or be liable for any damages or losses of any kind based upon or resulting from the failure of the Parties to reach agreement for a definitive BCA or similar agreement, for termination of this LOI and Negotiations in accordance with Section 6(b) above, or for any failure to diligently pursue or consummate Negotiations or a BC or similar transaction or a BCA or similar agreement. Each Party holds the other Party harmless for any expenses, losses or damages barred under this Section 6(b).

8 No Obligation This LOI constitutes the legally binding and enforceable obligations of the Parties and their respective successors and assigns with respect to the provisions hereof, provided, however, that nothing contained herein will give rise to any legally binding obligations on the part of either Party to enter into a BCA or any other definitive agreement relating to a BC or any similar transaction, or to consummate a BC or similar transaction, or to enter into any other agreement or commitment with the other Party The performance of or cessation of the Due Diligence, Funding Commitments, Engagement Work or Negotiations by a Party shall create no liability to the other Party No action or course of conduct, including any failure to complete the Negotiations, Funding Commitments, Engagement Work or Due Diligence, or to pursue a BC or similar transaction or a BCA or similar agreement, will give rise to or serve as the basis for any obligation or liability on the part of either Party to the other Party Without limiting the foregoing, each Party agrees that it will never institute any action or suit at law or in equity against the other Party by reason of any claim relating to the failure or refusal of either Party to negotiate or execute a definitive BCA or other similar agreement, or by reason of failure of any Party to enter into a BCA or similar agreement or to consummate a BC or any similar transaction, or any claim relating to the failure or refusal of the management or Board of Directors of either Party to approve or authorize a definitive BCA or similar agreement or approve a BC or similar transaction For purposes of clarity only, the term "similar transaction" includes in its meaning any merger, other business combination, asset purchase, stock purchase, tender or exchange offer, or other transaction or series of transaction involving the issuance or exchange or cancellation of any class or series of a Party's securities, proxy contest, or any change in a Party's board of directors

9 No Solicitation. Neither this LOI nor any provision herein is an offer to sell, or a solicitation of an offer to buy, any securities, the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with any proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable laws

10 Governing Law, Disputes This LOI shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of law provisions In any dispute between the Parties arising out of or relating to this LOI, each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Broward County, State of Florida (collectively, the "Florida Courts") Prior to commencing any legal proceedings based upon, arising from or concerning this this LOI, except a dispute or claim based on violation or breach of Section 4 above or the NDA, (a "Dispute"), the Parties agree to seek to resolve any Dispute by a mediation conducted by a mutually acceptable, independent and qualified mediator in Broward County, Florida or in Miami-Dade County, Florida, prior to commencing any legal action or proceeding Parties will pay equally (50%/50%) the fees and costs of the mediation Any dispute or claim concerning, arising from or based upon a breach of Section 4 above will be resolved exclusively by a legal proceeding in the Florida Courts without the need for a mediation

11 Announcements Except as and to the extent required by law or permitted under Section 4(c) above, without the prior written consent of the other Party, each Party will, and each Party will direct its Affiliates and Representatives, not to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the Parties or any of the terms, conditions or other aspects of the transaction contemplated in this LOI

12 Miscellaneous (a) Entire Agreement, Modification This LOI and NDA as well as Schedule 5 hereto constitute the entire agreement between the Parties, and supersede all prior oral or written agreements, understandings, representations and warranties and courses of conduct and dealing between the Parties on the subject matters hereof This LOI may be amended or modified only by a writing executed by the Parties This LOI will only be legally binding on the Parties when all Parties have signed below and, until then, it is merely a basis for discussions

(b) Waiver Neither the failure nor any delay by any Party in exercising any right under this LOI will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right

(c) Severability If any provision of this LOI is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this LOI will remain in full force and effect

(d) Counterparts This LOI may be executed in one or more counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original of this LOI and all of which, when taken together, will be deemed to constitute one and the same agreement and instrument

(e) Headings. All headings and captions in this LOI are for convenience only and shall not modify, expand or limit any provision in this LOI

(f) Notices Notices All notices and other communications given or made pursuant hereto will be in writing and will be deemed effectively given (i) upon personal delivery to the recipient to be notified, (ii) when sent by confirmed email or confirmed facsimile, (iii) seven (7) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt The address/contact information for the Parties are set forth below A Party may change its notice address upon two (2) business days' prior written notice to the other Party "Business days" means any weekdays which are not a federal holiday in the U.S.A.

Capstone Companies, Inc
Address: Number 144-V, 10 Fairway Drive, Suite 100, Deerfield Beach, Florida 33441
Telephone (954) 570-8889, ext 313
Email swallach@capstonecompaniesinc com
Attn Stewart Wallach, Chairman of the Board of Directors

eBliss Global, Inc., a Delaware corporation
Address 1211 West 6th Street, Suite 600, #533, Austin, TX 78703
Telephone
Email bill klehm@ebliss global
Attn Bill Klehm, Chairman & CEO

IN WITNESS WHEREOF, the Parties have entered this LOI as of the date that all Parties have signed below

CAPSTONE COMPANIES, INC., a Florida corporation

DocuSigned by:
By Stewart Wallach   Date May 14, 2026
07FC8391E47D457
Stewart Wallach, Chairman of the Board of Directors

eBLISS GLOBAL, INC., a Delaware corporation

By ______   Date May 14, 2026
William Klehm, Chief Executive Officer

SCHEDULE 5: Other Agreements